EQUIV="Content-Type" CONTENT="text/html; charset=windows-1252"> CATERPILLAR FINANCIAL SERVICES CORPORATION

CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No. 333-35460

Filed Pursuant to Rule 424 (b) (2)

PRICING SUPPLEMENT NO. 078 Trade Date: 05/17/01

(To Prospectus Supplement & Prospectus dated

September 8, 2000) Issue Date: 05/22/01

The Date of this Pricing Supplement May 17, 2001

SUBJECT TO REDEMPTION OR REPAYMENT

CUSIP Date and terms of redemption or

or Stated Interest repayment (including any

Common Interest Price to Discounts & Payment Survivors applicable regular or special

Code Rate (1) Maturity Public (2) Commissions Frequency Option Yes/No record dates)

14911QDF5 5.5% 05/15/05 100% 1.0% Semi-Annually YES NO

Original Issue Discount Note: Total Amount of OID:

____ Yes X No N/A

  The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change.
  Expressed as a percentage of aggregate principal amount. Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.